EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 for the registration of an aggregate maximum offering price of $200,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, No. 333-114710, Form S-3 for the registration of an aggregate maximum offering price of $470,312,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, No. 333-125582, and Form S-8 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan, No. 333-118361) of Cedar Shopping Centers, Inc. and in the related Prospectus of our reports dated December 21, 2005 with respect to (a) the Statement of Revenues and Certain Expenses of Trexler Mall Shopping Center Venture for the year ended December 31, 2004, (b) the Combined Statement of Revenues and Certain Expenses of Certain Properties of the Silver Companies for the year ended December 31, 2004, and (c) the Statements of Revenues and Certain Expenses of Shore Mall Associates, L.P. for the years ended December 31, 2004, 2003 and 2002, all included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, New York
December 21, 2005